Exhibit 1 Press release dated January 16, 2003.

FIRST FINANCIAL HOLDINGS, INC. 34 Broad Street • Charleston, S.C. 29401 843-529-5933 • FAX: 843-529-5929

NEWS	NEWS	NEWS	NEWS

Contact:	Susan Baham Senior Vice President (843) 529-5601

FIRST FINANCIAL HOLDINGS, INC.
REPORTS RESULTS FOR FIRST QUARTER

Charleston, South Carolina (January 16, 2003) – First Financial Holdings, Inc. (NASDAQ: FFCH) today announced net income of $6.7 million for the first quarter of fiscal 2003. On a diluted per share basis, earnings were $.50 for the first quarter. Net income in the comparable quarter ended December 31, 2001 totaled $6.8 million with diluted earnings per share of $.49 in the previous period.

        President and Chief Executive Officer A. Thomas Hood commented, “We believe that the quarter represented solid earnings, based on the current interest rate environment. During the current quarter, we experienced record originations of single-family loans internally and through correspondents of $251 million. We have continued our strategy of selling agency conforming fixed-rate single family mortgage loans in the secondary market rather than assume long-term interest rate risk. As a result of higher levels of loan sales and higher refinances of portfolio loans into saleable mortgage products, we experienced a decline of approximately $45 million in our loan portfolio during the quarter. Assets for the quarter ended December 31, 2002 declined $39.8 million, or approximately 1.8% from balances at the end of September 2002 and $94.0 million, or approximately 4.1%, from December 31, 2001. Despite the decline in our loan portfolio, our net interest margin expanded slightly to 3.86% in the quarter ended December 31, 2002 from 3.75% in the comparable quarter ended December 31, 2001. Net interest income, however, was slightly less in the quarter ended December 31, 2002 as average interest earning assets declined 3.2% compared with the first quarter of fiscal 2002.”

        Hood commented further, “Non-interest revenues for the quarter ended December 31, 2002 increased 28.8%, to $9.2 million, from $7.1 million in the December 31, 2001 quarter. Insurance revenues contributed most to this increase, growing by 41.9%, or $778 thousand, over levels in the first quarter of fiscal 2002. A substantial portion of the growth in insurance revenues is attributable to the purchase of Johnson Insurance Associates in August 2002. Gains on sales of loans for the current quarter also increased $839 thousand, or approximately 71.5%, from one year ago. As a result of the 50 basis point cut by the Federal Reserve Open Market Committee at its November meeting, we have continued to experience lower market interest rates and corresponding lower mortgage rates. Loan servicing fees declined in the current quarter to $71 thousand from $470 thousand one year ago, partially reflective of increased amortizations of originated servicing rights as loan prepayment speeds have accelerated. During the quarter, the Company also recorded a $192 thousand impairment charge to adjust the carrying value of the Company’s mortgage servicing rights.”

        Other expenses increased 13.5%, or approximately $2.1 million to $17.7 million in the first quarter of fiscal 2003 compared with the first quarter of fiscal 2002. The increases are partially attributable to the acquisition of Johnson Insurance Associates in late fiscal 2002 and to costs associated with higher commission and incentive-based payments. The Company also incurred higher than expected benefit costs associated with the Company’s employee health benefit plan. In addition, the Company recently completed its project to rebuild the Surfside branch sales office, incurring short-term relocation costs

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First Financial Holdings, Inc.

January 16, 2003

during the quarter. During the first quarter of fiscal 2003, the Company incurred moderately higher operating costs due to the one-time additional customer mailings and other expenses related to the October 2002 systems consolidation of its two banking subsidiaries into one operating unit.

        As of December 31, 2002, total assets of First Financial were $2.2 billion and deposits were $1.4 billion. Loans receivable totaled $1.9 billion at December 31, 2002 and stockholders’ equity totaled $165 million. Book value per common share increased to $12.67 at December 31, 2002 compared to $11.99 one year ago.

        Total problem assets at December 31, 2002 increased slightly to $15.8 million from $15.1 million at September 30, 2002 but declined approximately 17% from $19.0 million at December 31, 2001. The ratio of problem assets to total assets was .71% at December 31, 2002 compared to .67% at September 30, 2002 and .82% at December 30, 2001. The ratio of net loan charge-offs to average net loans annualized was 35 basis points in the current quarter compared to 27 basis points in the comparable quarter one year ago and 37 basis points in the September 2002 quarter.

        Hood concluded, “Recently the Company began the process of obtaining permits for a new branch sales office in Little River, South Carolina. Construction is expected to commence this quarter. Additional sites have been purchased in Myrtle Beach for future expansion. We also initiated a project to convert our banking applications to the Jack Henry Silverlake System with expectations of a conversion by fiscal year end. We are optimistic that we will continue to execute our plans and achieve our profitability goals in this challenging operating environment. We are hopeful that our markets will continue to perform well despite this period of slow national economic growth. We are optimistic that Congress will be successful in passing measures that will provide economic stimulus but are at the same time cognizant of the potential for military action that could have a dampening effect on both consumer and business activity. During the quarter we repurchased 202,000 shares of common stock in our 650,000 share repurchase program announced in September 2002.”

        First Financial is the holding company of First Federal, which operates 44 offices located in the Charleston Metropolitan area, Horry, Georgetown, Florence and Beaufort counties in South Carolina and Brunswick County in coastal North Carolina. The Company also provides brokerage, trust and insurance services through First Southeast Investor Services, First Southeast Fiduciary and Trust Services and First Southeast Insurance Services. For additional information about First Financial, please visit our web site at www.firstfinancialholdings.com.

        Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among others, expectations of the business environment in which the Company operates, projections of future performance, including operating efficiencies, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. The Company’s actual results, performance or achievements may differ materially from those suggested, expressed or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, general economic conditions nationally and in the State of South Carolina, interest rates, the South Carolina real estate market, competitive conditions between banks and non-bank financial services providers, regulatory changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended September 30, 2002.

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FIRST FINANCIAL HOLDINGS, INC. Unaudited Consolidated Financial Highlights (in thousands, except share data)

	Three Months Ended

	12/31/02	12/31/01	09/30/02

Statements of Income
Interest income	$ 35,919	$ 40,542	$ 37,143
Interest expense	15,533	20,066	16,502
Net interest income	20,386	20,476	20,641
Provision for loan losses	(1,485)	(1,516)	(1,400)
Net interest income after provision	18,901	18,960	19,241
Other income
Net gain on sale of loans	2,012	1,173	1,977
Net gain on sale of investments and
mortgage-backed securities	326	24	301
Brokerage fees	395	471	428
Commissions on insurance	2,636	1,858	2,777
Service charges and fees on deposit accounts	2,677	2,368	2,441
Loan servicing fees	71	470	(449)
Real estate operations (net)	(157)	(119)	(176)
Other	1,244	902	892
Total other income	9,204	7,147	8,191
Other expenses
Salaries and employee benefits	11,103	9,474	10,034
Occupancy costs	1,324	1,319	1,308
Marketing	414	480	415
Depreciation, amort., etc	1,376	1,176	1,334
FDIC insurance premiums	62	66	62
Other	3,393	3,051	3,721
Total other expenses	17,672	15,566	16,874
Income before income taxes	10,433	10,541	10,558
Provision for income taxes	3,725	3,737	3,795
Net income	6,708	6,804	6,763
Earnings per common share:
Basic	0.51	0.51	0.51
Diluted	0.50	0.49	0.49
Average shares outstanding	13,157	13,396	13,326
Average diluted shares outstanding	13,506	13,835	13,763
Ratios:
Return on average equity	16.23%	17.14%	16.30%
Return on average assets	1.20%	1.17%	1.19%
Net interest margin	3.86%	3.75%	3.85%
Operating expense/average assets	3.15%	2.68%	2.98%
Efficiency ratio	60.07%	56.16%	58.78%
Net charge-offs/average net loans, annualized	0.35%	0.27%	0.37%

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	12/31/02	12/31/01	09/30/02

Statements of Financial Condition
Assets
Cash and cash equivalents	$82,958	$85,427	$87,884
Investments	45,797	41,622	37,035
Loans receivable	1,880,290	1,930,565	1,924,829
Mortgage-backed securities	130,791	186,333	133,568
Office properties, net	35,644	32,473	33,545
Real estate owned	3,323	3,930	2,913
Other assets	46,034	38,522	44,900
Total Assets	2,224,837	2,318,872	2,264,674
Liabilities
Deposits	1,442,310	1,408,501	1,440,271
Advances from FHLB	556,000	683,000	577,000
Other borrowings	26,872	23,750	26,907
Other liabilities	34,599	42,981	54,848
Total Liabilities	2,059,781	2,158,232	2,099,026
Stockholders’ equity
Stockholders’ equity	202,216	179,016	197,493
Treasury stock	(39,189)	(21,330)	(34,071)
Accumulated other comprehensive income	2,029	2,954	2,226
Total stockholders’ equity	165,056	160,640	165,648
Total liabilities and stockholders’ equity	2,224,837	2,318,872	2,264,674
Stockholders’ equity/assets	7.42%	6.93%	7.31%
Common shares outstanding	13,026	13,401	13,196
Book value per share	$12.67	$11.99	$12.55

	12/31/02	12/31/01	09/30/02

Credit quality-quarterly results
Total reserves for loan losses	$15,660	$16,144	$15,824
Loan loss reserves/net loans	0.83%	0.84%	0.82%
Reserves/non-performing loans	125.47%	106.90%	129.77%
Provision for losses	$1,485	$1,516	$1,400
Net loan charge-offs	$1,649	$1,315	$1,755

Problem assets
Non-accrual loans	$12,160	$12,358	$11,860
Accruing loans 90 days or more past due	17	48	29
Renegotiated loans	304	2,696	305
REO thru foreclosure	3,323	3,930	2,913
Total	$15,804	$19,032	$15,107
As a percent of total assets	0.71%	0.82%	0.67%